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                                                                    EXHIBIT 8(a)

                                                                  March 10, 2000


Canadian National Railway Company
935 de la Gauchetiere Street West
Montreal, Quebec, Canada
H38 2M9

Ladies and Gentlemen:

         We have acted as your counsel in connection with (i) the proposed merger of Western Merger Sub, Inc. ("Merger Sub") into Burlington Northern Sante Fe Corporation ("BNSF"), pursuant to which existing shareholders of BNSF will receive shares of common stock of North American Railways, Inc. ("North American Railways") in exchange for shares of common stock of BNSF and be deemed to subscribe for newly issued Canadian National Railway Company ("Canadian National") voting shares, which will be "stapled" to the North American Railways common shares, (ii) the receipt of North American Railways common shares and Canadian National voting shares, which shares will be "stapled" together, by certain shareholders of Canadian National pursuant to the Combination Agreement dated as of December 18, 1999, as amended and restated, and the form of Plan of Arrangement appended thereto as Exhibit E (the Combination Agreement and Plan of Arrangement together being referred to herein as the "Agreements") and (iii) the preparation and filing of the related Registration Statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Proxy Statement/Prospectus and the Agreements.

         Pursuant to the Agreements, Canadian National will reorganize its authorized share capital such that a shareholder of Canadian National will receive, for each Canadian National Common Share, a security composed of a newly authorized and issued Canadian National Voting Share and Canadian National Exchangeable Share, which will be "stapled". A Canadian National Exchangeable Share will be exchangeable at the option of the holder (or, in certain circumstances, at the option of North American Railways or an affiliate thereof) into a North American Railways Common Share, which will also be "stapled" to a Canadian National Voting Share. In the event of a liquidation, dissolution
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Canadian National Railway Company       -2-                       March 10, 2000



or winding-up of Canadian National, each outstanding Canadian National Exchangeable Share will be exchanged for a North American Railways Common Share. A holder of a Canadian National Exchangeable Share will be entitled to dividend distributions in the same amount and payable at the same time as dividend distributions paid with respect to a North American Railways Common Share. In addition, North American Railways will issue the Special Voting Share to a trust for the benefit of the registered holders of Canadian National Exchangeable Shares. The Special Voting Share will represent a number of votes at meetings of shareholders of North American Railways equal to the number of outstanding Canadian National Exchangeable Shares from time to time.

         As contemplated in the Agreements, on December 17, 1999, BNSF and Canadian National jointly formed a new holding company, North American Railways, which in turn formed Merger Sub, a new and wholly owned subsidiary. Merger Sub will merge into BNSF. Pursuant to the merger, existing shareholders of BNSF will receive North American Railways Common Shares in exchange for their shares of BNSF Common Stock, and BNSF will become a wholly owned subsidiary of North American Railways. Each North American Railways Common Share will be stapled to a Canadian National Voting Share. Contemporaneously with the merger transaction, participating shareholders of Canadian National will receive North American Railways Common Shares and Canadian National Voting Shares, which shares will be stapled together (together, the "Transactions").

         We have reviewed the Agreements, the Joint Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate for purposes of our opinion, including representation letters executed by the managements of BNSF, North American Railways and Canadian National, respectively. We have not attempted to verify independently the accuracy of the Joint Proxy Statement/Prospectus, or of the representations made to us in the representation letters. In forming our opinion, we have relied upon the facts and representations contained in such documents, and have assumed that the transactions contemplated by the Agreements will be consummated in accordance therewith.

         Accordingly, based upon the foregoing, as well as the assumptions and qualifications set forth in the discussion in the Joint Proxy Statement /Prospectus under the heading "Material Tax Consequences of the Combination-U.S. Federal Income Tax Consequences", we are of the opinion that:

         (i) A Canadian National common shareholder who is a U.S. Holder and who exchanges Canadian National common shares for stapled securities consisting of North American Railways common shares and Canadian National voting shares pursuant to the combination will not recognize gain or loss on such exchange for U.S. federal income tax purposes. The aggregate basis of the stapled securities so received will be the same as the basis in the Canadian National common shares exchanged therefor, and the holding period of the stapled securities will include such shareholder's holding period in the Canadian National common shares.

         (ii) A Canadian National common shareholder who receives cash in lieu of a fractional share of North American Railways will recognize gain or loss equal to the
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Canadian National Railway Company       -3-                       March 10, 2000



difference between such shareholder's basis in the Canadian National common shares allocable to the fractional share and the amount of the cash received. Such gain or loss will be a long-term capital gain or loss if the Canadian National common shares exchanged therefor were held for more than one year at the time of the exchange.

         (iii) A Canadian National common shareholder who is a U.S. Holder and who exercises dissenters' rights will recognize gain or loss at the time of the combination equal to the difference between such shareholder's basis in its Canadian National common shares and the fair market value of his or her claim. Such gain or loss will be long-term capital gain or loss if the Canadian National common shares exchanged therefor were held for more than one year at the time of the exchange. Any cash ultimately received in excess of the value of the claim is likely to be taxable as ordinary income.

         (iv) Canadian Holders will not be subject to U.S. federal income tax as a result of an exchange pursuant to the combination of Canadian National common shares for stapled securities of either type and cash in lieu of a fractional share. In addition, a Canadian Holder of Canadian National common shares who exercises dissenters' rights will not be subject to U.S. federal income tax with respect to consideration received as a result of the exercise of such rights.

         (v) A Canadian Holder that disposes of its stapled securities consisting of Canadian National exchangeable shares and Canadian National voting shares or that exercises such holder's right to exchange its Canadian National exchangeable shares (held as part of its stapled securities) for North American Railways common shares (to be held as part of stapled securities) will not be subject to U.S. federal income tax on gain (if any) realized as a result of the sale or exchange.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or in the accuracy or completeness of any of the information, documents, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

         This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the use of our name under the captions "U.S. Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy
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Canadian National Railway Company       -4-                       March 10, 2000


Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                                    Very truly yours,
                                                    /s/ Davis Polk & Wardwell
                                                    Davis Polk & Wardwell